Exhibit 99.1

Contact:
Edward M. Slezak	Alan B. Lewis
Acclaim Entertainment, Inc.	Acclaim Entertainment, Inc.
(516) 656-5000	(516) 656-5000
eslezak@acclaim.com	alewis@acclaim.com

ACCLAIM ENTERTAINMENT ANNOUNCES

NEW BANKING ARRANGEMENTS

GLEN COVE, NY, May 5, 2004 – Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM), today announced that it has entered into a Waiver and Amendment agreement (the “Amendment”) with its primary lender, GMAC Commercial Finance LLC (“GMAC”), under which GMAC has agreed to waive the Company’s financial covenant defaults under its GMAC Credit Agreement for the quarter ended March 31, 2004. In addition, GMAC has agreed to provide an additional $3 million overadvance in the form of a supplemental discretionary loan to the Company. Pursuant to the Amendment, the Company’s GMAC Credit Agreement and related financing agreements will terminate on June 20, 2004. Under the Amendment, the Company is required to provide GMAC with certain additional financial projections and information, and to provide GMAC with a proposal letter from a new lender with respect to refinancing the GMAC facility within 30 days after the Amendment is signed.

The Company also announced today that on May 4, it entered into a letter of intent with a proposed new lender, for a $22,750,000 asset-based credit facility, with an equity component, to replace the GMAC loan facility. The Company is working with the proposed new lender in order to implement the new facility which is subject to the execution of definitive documentation by both parties and the completion of due diligence by the proposed new lender.

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates five studios located in the United States and the United Kingdom, and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Australia, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines periodically. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at www.acclaim.com.

The statements contained in this release which are not historical facts are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and Acclaim’s subsequent Quarterly Reports on Form 10-Q, all of which were filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

# # #